                                                                 EXHIBIT 4(n)

=============================================================================





                         LOAN AND SECURITY AGREEMENT



                                BY AND BETWEEN
                          K-V PHARMACEUTICAL COMPANY
                           PARTICLE DYNAMICS, INC.
                              ETHEX CORPORATION


                                     AND


                         FOOTHILL CAPITAL CORPORATION





                          DATED AS OF APRIL 27, 1995





=============================================================================

                               TABLE OF CONTENTS
                               -----------------

       1.    DEFINITIONS AND CONSTRUCTION                                              1
             1.1   Definitions                                                         1
             1.2   Accounting Terms                                                   13
             1.3   Code                                                               13
             1.4   Construction                                                       13
             1.5   Schedules and Exhibits                                             14

       2.    LOAN AND TERMS OF PAYMENT                                                14
             2.1   Revolving Advances                                                 14
             2.2   Letters of Credit and Letter of Credit Guarantees                  15
             2.3   Term Loan                                                          17
             2.4   Capital Equipment Line                                             17
             2.5   Overadvances                                                       17
             2.6   Interest:  Rates, Payments, and Calculations                       18
             2.7   Crediting Payments; Application of Collections                     19
             2.8   Statements of Obligations                                          20
             2.9   Fees                                                               20

       3.    CONDITIONS; TERM OF AGREEMENT                                            21
             3.1   Conditions Precedent to Initial Advance, L/C, or L/C Guaranty      21
             3.2   Conditions Precedent to All Advances, L/Cs, or L/C Guarantees      23
             3.3   Term; Automatic Renewal                                            23
             3.4   Effect of Termination                                              24
             3.5   Early Termination by Borrower                                      24
             3.6   Termination Upon Event of Default                                  24

       4.    CREATION OF SECURITY INTEREST                                            25
             4.1   Grant of Security Interest                                         25
             4.2   Negotiable Collateral                                              25
             4.3   Collection of Accounts, General Intangibles, Negotiable Collateral 25
             4.4   Delivery of Additional Documentation Required                      26
             4.5   Power of Attorney                                                  26
             4.6   Right to Inspect                                                   27

                                    -i-

       5.    REPRESENTATIONS AND WARRANTIES.                                          27
             5.1   No Prior Encumbrances                                              27
             5.2   Eligible Accounts                                                  27
             5.3   Eligible Inventory                                                 27
             5.4   Location of Inventory and Equipment                                27
             5.5   Inventory Records                                                  28
             5.6   Location of Chief Executive Office; FEIN                           28
             5.7   Due Organization and Qualification                                 28
             5.8   Due Authorization; No Conflict                                     28
             5.9   Litigation                                                         28
             5.10  No Material Adverse Change in Financial Condition                  28
             5.11  Solvency                                                           29
             5.12  Employee Benefits                                                  29
             5.13  Environmental Condition                                            29
             5.14  No Retirement Plans                                                30
             5.15  Reliance by Foothill; Cumulative                                   30

       6.    AFFIRMATIVE COVENANTS.                                                   30
             6.1   Accounting System                                                  30
             6.2   Collateral Reports                                                 30
             6.3   Schedules of Accounts                                              31
             6.4   Financial Statements, Reports, Certificates                        31
             6.5   Tax Returns                                                        32
             6.6   Intentionally Omitted                                              32
             6.7   Designation of Inventory                                           32
             6.8   Returns.                                                           32
             6.9   Title to Equipment                                                 33
             6.10  Maintenance of Equipment                                           33
             6.11  Taxes                                                              33
             6.12  Insurance                                                          33
             6.13  Financial Covenants                                                34
             6.14  No Setoffs or Counterclaims                                        34
             6.15  Location of Inventory and Equipment                                34
             6.16  Compliance with Laws                                               35
             6.17  Employee Benefits                                                  35
             6.18  Leases                                                             36

       7.    NEGATIVE COVENANTS                                                       36
             7.1   Indebtedness                                                       36
             7.2   Liens                                                              36
             7.3   Restrictions on Fundamental Changes                                37

                                    -ii-

             7.4   Extraordinary Transactions and Disposal of Assets                  37
             7.5   Change Name                                                        37
             7.6   Guarantee                                                          37
             7.7   Restructure                                                        37
             7.8   Prepayments                                                        37
             7.9   Change of Control                                                  37
             7.10  Capital Expenditures                                               37
             7.11  Consignments                                                       38
             7.12  Distributions                                                      38
             7.13  Accounting Methods                                                 38
             7.14  Investments                                                        38
             7.15  Transactions with Affiliates                                       38
             7.16  Suspension                                                         38
             7.17  Compensation                                                       38
             7.18  Use of Proceeds                                                    39

       8.    EVENTS OF DEFAULT                                                        39

       9.    FOOTHILL'S RIGHTS AND REMEDIES                                           42
             9.1   Rights and Remedies                                                42
             9.2   Remedies Cumulative                                                44

       10.   TAXES AND EXPENSES                                                       44

       11.   WAIVERS; INDEMNIFICATION                                                 45
             11.1  Demand; Protest; etc.                                              45
             11.2  Foothill's Liability for Collateral                                45
             11.3  Indemnification                                                    45

       12.   NOTICES                                                                  45

       13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER                               46

       14.   DESTRUCTION OF BORROWER'S DOCUMENTS                                      47

       15.   GENERAL PROVISIONS                                                       47
             15.1  Effectiveness                                                      47
             15.2  Successors and Assigns                                             47
             15.3  Section Headings                                                   48
             15.4  Interpretation                                                     48
             15.5  Severability of Provisions                                         48

                                    -iii-

             15.6  Amendments in Writing                                              48
             15.7  Counterparts; Telefacsimile Execution                              48
             15.8  Revival and Reinstatement of Obligations                           48
             15.9  Integration                                                        49
             15.10  Oral Agreements Not Enforceable                                   49

SCHEDULES

Schedule E-1                  Eligible Inventory
Schedule P-1                  Permitted Liens
Schedule R-1                  Real Property
Schedule 5.9                  Litigation
Schedule 6.15                 Location of Inventory and Equipment

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


      This LOAN AND SECURITY AGREEMENT, is entered into as of April 27, 1995, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and K-V PHARMACEUTICAL COMPANY, a Delaware corporation ("KV"), PARTICLE DYNAMICS, INC., ("PDI") a New York corporation and wholly owned subsidiary of KV and ETHEX CORPORATION, a Missouri corporation ("Ethex") and wholly owned subsidiary of KV (KV, PDI AND ETHEX are sometimes collectively referred to as "Borrower"), with their chief executive office located at 2503 South Hanley Road, St. Louis, Missouri 63144.

      The parties agree as follows:

      1.    DEFINITIONS AND CONSTRUCTION.

            1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

            "Account Debtor" means any Person who is or who may become
             --------------
obligated under, with respect to, or on account of an Account.

            "Accounts" means all currently existing and hereafter arising
             --------
accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

            "Affiliate" means, as applied to any Person, any other Person
             ---------
directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" means this Loan and Security Agreement and any
             ---------
extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

            "Authorized Officer" means any officer of Borrower.
             ------------------

            "Bankruptcy Code" means the United States Bankruptcy Code (11
             ---------------
U.S.C. Section 101 et seq.), as amended, and any successor statute.
                   ------

            "Borrower" has the meaning set forth in the preamble to this
             --------
Agreement.

            "Borrower's Books" means all of Borrower's books and records
             ----------------
including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, provided, however, that the foregoing does not include any information or material in Borrower's possession that Borrower is obligated by agreement not to disclose to any Person.

            "Borrowing Base" has the meaning set forth in Section 2.1.
             --------------                               -----------

            "Business Day" means any day which is not a Saturday, Sunday, or
             ------------
other day on which national banks are authorized or required to close.

            "Capital Equipment" means equipment purchased by any of the
             -----------------
Borrowers for use in the operation of its business which equipment is acceptable to Foothill.

            "Capital Equipment Notes" has the meaning set forth in Section
             -----------------------
2.4.

            "Capital Equipment Line" has the meaning set forth in Section
             ----------------------
2.4.

            "Change of Control" shall be deemed to have occurred at such
             -----------------
time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 20% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

            "Closing Date" means the date of the initial advance hereunder
             ------------
or the date of the initial issuance of an L/C or an L/C Guaranty hereunder, whichever occurs first.

            "Code" means the California Uniform Commercial Code.
             ----

            "Collateral" means each of the following: the Accounts;
             ----------
Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Real

Property, any money, or other assets of any Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof. Collateral does not include any licensing agreements to the extent that the assignment of any such licensing agreements would violate or be prohibited by such licensing agreement, but Collateral does include any Accounts arising pursuant to any licensing agreements and any other proceeds arising from any licensing agreements.

            "Commitment Letter" means that certain Commitment Letter dated
             -----------------
April 13, 1995 from Foothill to Gerald R. Mitchell, Vice President Finance of KV and accepted by KV on April 13, 1995.

            "Consolidated Current Assets" means, as of any date of
             ---------------------------
determination, the aggregate amount of all current assets of KV and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

            "Consolidated Current Liabilities" means, as of any date of
             --------------------------------
determination, the aggregate amount of all current liabilities of KV and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

            "Daily Balance" means the amount of an Obligation owed at the
             -------------
end of a given day.

            "Dilution Reserve" means a reserve established for any dilution
             ----------------
of Eligible Accounts because of rebates, credit memos, discounts, write offs and other items which in Foothill's discretion dilute collectability and the reserve will equal one percent (1%) for each one percent (1%) that dilutions exceed five percent (5%) of Eligible Accounts. The Dilution Reserve will be calculated based upon the prior three (3) month dilutions experienced.

            "Early Termination Premium" has the meaning set forth in
             -------------------------
Section 3.5.
- -----------

            "Eligible Accounts" means those Accounts created by Borrowers in
             -----------------
the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided,
                                                             --------
however, that standards of eligibility may be fixed and revised from time to
- -------
time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay within sixty (60) days of due date or Accounts with selling terms of more than sixty (60) days and in the case of certain accounts specifically approved by Foothill Accounts with selling terms of ninety (90) days and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within sixty (60) days of due date;

               (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

               (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (d) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

               (e) Except as to any Accounts which are assigned pursuant to the Assignment of Claims Act or any appropriate regulation of any department, agency or instrumentality of the United States, Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

               (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

               (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed twenty percent (20%) of all Eligible Accounts, or Accounts with respect to McKesson whose total obligations owing to Borrower exceed thirty percent (30%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

               (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

               (j) Accounts that are payable in other than United States Dollars; and

               (k) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

            "Eligible Inventory" means Inventory consisting of finished
             ------------------
goods held for sale in the ordinary course of Borrower's business that are merchantable, reasonably fit for their intended purpose and manufactured in compliance with governmental requirements ("Eligible Finished Goods"), and raw materials for such finished goods and bulk finished goods currently classified as work in process, that are located at Borrower's premises identified on Schedule E-1, are acceptable to Foothill in all respects, and strictly
- ------------
comply with all of Borrower's representations and warranties to Foothill net of any internal transfer pricing. Eligible Inventory shall not include Inventory awaiting certification, whether governmental or Certificates of Authority, sample Inventory, slow moving or obsolete items, restrictive or custom items, work in process other than bulk finished goods classified as work in process, components that are not part of finished goods, spare parts, packaging (except for standard industry-size bottles for tablets, capsules and liquids, which are unmarked and contain no distinctive labels, markings or any other designations, as accurately and reasonably identified in writing on any list or schedule delivered to and approved in advance by Lender), and shipping materials, supplies used or consumed in Borrower's business, Inventory at any location other than those set forth on Schedule E-1, Inventory subject to a
                                       ------------
security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, returned or defective goods, "seconds," PDI Inventory maintained at outside processors, except to the extent as specifically approved by Foothill and after Foothill has obtained appropriate waivers in form and content acceptable to Foothill releasing any interest in any Inventory from outside processors, and Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost or market value.

            "Environmental Laws" means the Resource Conservation and
             ------------------
Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including but not limited to permit requirements, and emission or effluent or restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, as now or any time hereafter in effect.

            "Environmental Lien" means a Lien in favor of any governmental
             ------------------
entity for (a) any liability under any Environmental Law or (b) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

            "Equipment" means all of Borrower's present and hereafter
             ---------
acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

            "ERISA" means the Employee Retirement Income Security Act of
             -----
1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business (whether or not
             ---------------
incorporated) which, within the meaning of Section 414 of the IRC, is:
(i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

            "ERISA Event" means any one or more of the following:  (i) a
             -----------
Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

            "Event of Default" has the meaning set forth in Section 8.
             ----------------                               ---------

            "FEIN" means Federal Employer Identification Number.
             ----

            "Foothill" has the meaning set forth in the preamble to this
             --------
Agreement.

            "Foothill Expenses" means all:   items set forth in Section
             -----------------
2.9(d) and (e) and all out-of-pocket costs or expenses of Foothill (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by any Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral or Real Property appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or the Real Property, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

            "GAAP" means generally accepted accounting principles as in
             ----
effect from time to time in the United States, consistently applied.

            "General Intangibles" means all of Borrower's present and future
             -------------------
general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.
General Intangibles does not include any licensing agreements to the extent that the assignment of any such licensing agreements would violate or be prohibited by such licensing agreement, but General Intangibles does include the right to receive any proceeds due under any such licensing agreements.

            "Hazardous Materials" means all or any of the following:
             -------------------
(a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.


            "Indebtedness" means: (a) all obligations of Borrower for
             ------------
borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

            "Insolvency Proceeding" means any proceeding commenced by or
             ---------------------
against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

            "Inventory" means all present and future inventory in which
             ---------
Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

            "IRC" means the Internal Revenue Code of 1986, as amended, and
             ---
the regulations thereunder.

            "L/C" has the meaning set forth in Section 2.2(a).
             ---                               --------------

            "L/C Guaranty" has the meaning set forth in Section 2.2(a).
             ------------                               --------------

            "Loan Documents" means this Agreement, the Lockbox Agreements,
             --------------
the Mortgage, the Term Note, the Capital Equipment Notes, any other note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

            "Lockbox Account" shall mean the depositary account established
             ---------------
pursuant to the respective Lockbox Agreement.

            "Lockbox Agreements" means those certain Lockbox Operating
             ------------------
Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

            "Lockbox Banks" means Magna Bank, St. Louis, Missouri.
             -------------

            "Maximum Revolving Amount" means Seventeen Million Five Hundred
             ------------------------
Thousand Dollars ($17,500,000).

            "Maximum Capital Equipment Amount" means One Million Five
             --------------------------------
Hundred Thousand Dollars ($1,500,000).

            "Maximum L/C Amount" has the meaning set forth in Section 2.2.
             ------------------                               -----------

            "Mortgages" means one or more mortgages, deeds of trust, or
             ---------
deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

            "Multiemployer Plan" means a multiemployer plan as defined in
             ------------------
Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

            "Negotiable Collateral" means all of Borrower's present and
             ---------------------
future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

            "Obligations" means all loans, advances, debts, principal,
             -----------
interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument (including the Term Note), or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

            "Old Lender" means Bank One Indianapolis, N.A.
             ----------

            "Overadvance" has the meaning set forth in Section 2.4.
             -----------                               -----------

            "Participant" means any Person, other than Foothill, that has
             -----------
committed to provide a portion of the financing contemplated herein.

            "Pay-Off Letter" means a letter, in form and substance
             --------------
reasonably satisfactory to Foothill, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of Old Lender in and to the properties or assets of Borrower.

            "PBGC" means the Pension Benefit Guaranty Corporation as defined
             ----
in Title IV of ERISA, or any successor thereto.

            "Permitted Liens" means: (a) liens and security interests held
             ---------------
by Foothill; (b) liens for unpaid taxes that are not yet due and payable and liens for real estate taxes which are due and payable, but which are not delinquent; (c) liens and security interests set forth on Schedule P-1
                                                          ------------
attached hereto; (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the
                                     ------------
security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; and (h) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property.

            "Permitted Protest" means the right of Borrower to protest any
             -----------------
lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

            "Person" means and includes natural persons, corporations, limited
             ------
partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

            "Plan" means an employee benefit plan (as defined in Section
             ----
3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

            "Prohibited Transaction" means any transaction described in
             ----------------------
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

            "Qualified Plan" means a pension plan (as defined in Section
             --------------
3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

            "Real Property" means the parcel or parcels of real property and
             -------------
the related improvements thereto identified on Schedule R-1, and any parcels
                                               ------------
of real property hereafter acquired by Borrower.

            "Reference Rate" means the highest of the variable rates of
             --------------
interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

            "Release" means a termination or release of all of the security
             -------
interests or liens existing in favor of Old Lender in and to the property and assets of Borrower.

            "Renewal Date" has the meaning set forth in Section 3.3.
             ------------                               -----------

            "Reportable Event" means any event described in Section 4043
             ----------------
(other than Subsections (b)(7) and (b)(9)) of ERISA.

            "Revolving Loan Note" means the Revolving Loan Note from
             -------------------
Borrower to Foothill in the original amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in the form of Exhibit A with appropriate insertions, as the same may be amended or modified from time to time.

            "Solvent" means, with respect to any Person on a particular
             -------
date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

            "Tangible Net Worth" means, as of the date any determination
             ------------------
thereof is to be made, the difference of: (a) Borrower's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of Borrower, excluding improved drug entities; (ii) all of Borrower's prepaid expenses; and
(iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

            "Term Note" has the meaning set forth in Section 2.3 hereof.
             ---------                               -----------

            "Unfunded Benefit Liability" means the excess of a Plan's
             --------------------------
benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to
Section 412 of the IRC for the applicable plan year.

            "Voidable Transfer" has the meaning set forth in Section 15.8.
             -----------------                               ------------

            "Working Capital" means the result of subtracting Consolidated
             ---------------
Current Liabilities from Consolidated Current Assets.


            1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

            1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

            1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

            1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

      2.    LOAN AND TERMS OF PAYMENT.

            2.1   REVOLVING ADVANCES. (a) Subject to the terms and
conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the Borrowing Base less the undrawn or unreimbursed amount of L/Cs and L/C Guarantees outstanding hereunder. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the sum of: (i) an amount equal to the lesser of: (y) eighty-five percent (85%) of the amount of Eligible Accounts net of the Dilution Reserve, and (z) an amount equal to Borrower's collections with respect to Accounts for the immediately preceding seventy-five (75) day period; plus (ii) an amount equal to the lowest of:
                              ----
(x) fifty-five percent (55%) of the lower of cost or market value of eligible finished goods plus up to fifty percent (50%) of the lower of cost or market value of eligible raw materials and bulk finished goods currently classified as work in process, (y) the amount of credit availability created by Section
                                                                     -------
2.1(a)(i) above, and (z) Five Million Five Hundred Thousand Dollars
- ---------
($5,500,000).

                  (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable credit judgment, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral. Foothill agrees that prior to exercising its rights pursuant to this Section 2.1(b), it shall advise Borrower in writing of the reason for its reduction in any advance rates. It is further agreed that if Foothill intends to reduce the advance rates on Eligible Accounts by more than five percent (5%) or on Eligible Inventory by more than ten percent (10%), but in the aggregate not more than ten percent (10%) for both, then Borrower may terminate this Agreement without the payment of any Early Termination Premium as set forth in Section 3.5.

                  (c) Foothill shall have no obligation to make any advances under this Section 2.1: (i) to the extent any advance would cause the outstanding Obligations to exceed the Maximum Revolving Amount and/or (ii) to the extent that any advances under Sections 2.2 (including the issuance of any L/C or L/C Guaranty), 2.3 and 2.4 when added to any advances made under this
Section 2.1 would cause the outstanding Obligations to exceed the Maximum Revolving Amount.

                  (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(d). Borrower agrees to establish and maintain a
            --------------
single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and,
                                            -----------
subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

            2.2   LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

                  (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to Section 2.1, and (ii) Six Million Dollars
                        -----------
($6,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees provided, however, so long as there is no Event of Default hereunder or event which with the passage of time would become an Event of Default, Foothill shall use reasonable efforts to arrange for the issuance by other financial institutions of letters of credit subject to L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any
                                          -----------
potential renewal term) and all such L/Cs and letters of credit (and the applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the Maximum
                                 -----------
Revolving Amount.  The L/Cs and the L/C Guarantees issued under this Section
                                                                     -------
2.2 shall be used by Borrower, consistent with this Agreement, for its general
- ---
working capital purposes or to provide support for those certain Private Activity Refunding and Revenue Bonds, Series 1989(F) issued by the Industrial Development Authority of the County of St. Louis, Missouri, for the benefit of KV or to meet requirements set forth in that certain Employment Agreement between KV and Marc Hermelin, dated June 28, 1991, or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall
                                         -----------
bear interest at the rates then applicable under Section 2.6.
                                                 -----------

                  (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                  (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                  (d) Any and all service charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to two percent (2%) per annum times the average Daily Balance of the WP L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

                  (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).
                                                            --------------

            2.3 TERM LOAN. Foothill has agreed to make a term loan to Borrower in the original principal amount of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000), to be evidenced by and repayable in accordance with the terms and conditions of a promissory note (the "Term Note"), of even date herewith, executed by Borrower in favor of Foothill. All amounts evidenced by the Term Note shall constitute Obligations.

            2.4   CAPITAL EQUIPMENT LINE.  Subject to the terms and
conditions of this Agreement, Foothill agrees to make advances to Borrower from time to time for the acquisition of Capital Equipment by Borrower acceptable to Foothill in an amount at any one time not to exceed in the aggregate an amount outstanding equal of the lesser of (i) eighty percent (80%) of the cost of all Capital Equipment acceptable to Foothill and purchased in accord with the Capital Equipment Line exclusive of freight, taxes, installation costs and other soft costs or (ii) One Million Five Hundred Thousand Dollars ($1,500,000) (each advance shall be a Capital Equipment Loan). All advances for the acquisition of Capital Equipment shall be evidenced by a Capital Equipment Note (the "Capital Equipment Notes") executed by Borrower in favor of Foothill in the form attached hereto as Exhibit C. All amounts advanced pursuant to this Section 2.4 shall be
                                                  -----------
repayable on the Renewal Date but monthly principal payments shall be made on each Capital Equipment Loan. Principal payments shall be in an amount sufficient to repay any Capital Equipment Loan over a 60 month period. As an example, if a Capital Equipment Loan in the amount of $250,000 is made on July 1, 1995, and the Renewal Date is April 30, 1998, then the Capital Equipment Note would be payable in 33 monthly principal installments of

$3,472.22 ($250,000 over 72 months) plus interest with a final payment of all principal and interest due on the Renewal Date. All amounts evidenced by Capital Equipment Notes shall constitute Obligations. Interest shall be payable monthly in accord with Section 2.6.
                               -----------

            2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1
                                                               ------------
and 2.2 is greater than either the dollar or percentage limitations set forth
- -------
in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to
   -------------------
Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

            2.6   INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                  (a) Interest Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees shall bear interest, on the average Daily Balance, at a per annum rate of one and one-half (1.5) percentage points above the Reference Rate.

                  (b) Default Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four and one-half (4.5) percentage points above the Reference Rate. (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee
                             --------------
equal to five percent (5%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

                  (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than nine percent (9%) per annum.

                  (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Term Note or any other note or other Loan Document to Borrower's loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                  (e) Computation. The Reference Rate as of the date of this Agreement is nine percent (9%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year and charged for the actual number of days elapsed.

                  (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or the Term Note, or the Capital Equipment Notes plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement and the Term Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained
                          --------  -------
herein or in the Term Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement and the
                      ---- -----
Term Note and any capital Equipment Note outstanding, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

            2.7 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two (2) Business Days of `clearance' at the rate set forth in Section
                                                              -------
2.6(a)(i) or Section 2.6(b)(i), as applicable, on all collections, checks,
- ---------    -----------------
wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board two (2) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

            2.8 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the
                     ----------
error or errors contained in any such statements.

            2.9   FEES.  Borrower shall pay to Foothill the following fees:

                  (a) Commitment Fee. A Commitment Fee due pursuant to the Commitment Letter of Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750), which was earned in full and became nonrefundable upon acceptance of the Commitment Letter and has been paid.

                  (b) Closing Fee. A one time closing fee of Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750) which was earned, in full and non-refundable upon acceptance of the Commitment Letter, and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

                  (c) Annual Facility Fee. On each anniversary of the Closing Date, a fee in an amount equal to one quarter percent (0.25%) of the Maximum Revolving Amount, such fee to be fully earned on each such anniversary;

                  (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review; and

                  (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Two Thousand Five Hundred Dollars ($2,500) per month.

                  (f)   All Foothill Expenses.

      3.    CONDITIONS; TERM OF AGREEMENT.

            3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTY. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                  (a) the Closing Date shall occur on or before May 15, 1995;

                  (b) Old Lender shall have executed and delivered the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of its liens and security interests in and to the properties and assets of Borrower or a subordination agreement in form and substance satisfactory to Foothill in its sole discretion;

                  (c) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                  (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                        i)    the Lockbox Agreements;

                        ii)   the Revolving Loan Note

                        iii)  the Term Note;

                        iv)   the Mortgages;

                        v)    Environmental Indemnification Agreement and;

                        vi) such other documents as Foothill and its counsel deem reasonably necessary

                  (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                  (f) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                  (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                  (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                  (i) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12 hereof, the form and substance of which shall be
            ------------
satisfactory to Foothill and its counsel;

                  (j) Foothill shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

                  (k) Foothill shall have received landlord waivers and, if requested by Foothill, mortgagee waivers from the lessors and mortgagees of the locations where the Inventory or Equipment is located;

                  (l) Foothill shall have received an opinion of Borrower's counsel and Borrower's patent and trademark counsel in form and substance satisfactory to Foothill in its sole discretion;

                  (m) Foothill shall have received satisfactory evidence that all returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

                  (n) Foothill shall have received evidence satisfactory to it that KV has developed an inventory tracking and reporting system for PDI that is acceptable to Foothill.

                  (o) Foothill shall have completed the filing of all appropriate collateral assignment documents in the office of Patents and Trademarks with respect to all patents and tradenames of Borrower.

                  (p) Foothill shall have received a title insurance policy issued by a nationally recognized title insurance company acceptable to Foothill which title policy shall be in the amount of $3,400,000 and shall insure the Mortgage as a first lien on the Real Property subject only to such exceptions as shall be reasonably acceptable to Foothill and containing such endorsements as Foothill shall request.

                  (q) Foothill shall have received a Closing Certificate from the Secretary of Borrower reaffirming all representations and warranties contained herein.

                  (r) Foothill shall have received all accrued and unpaid Foothill Expenses.

                  (s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

            3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, OR L/C GUARANTEES. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                  (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representa-tions and warranties relate solely to an earlier date);

                  (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making thereof; and

                  (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

            3.3 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

            3.4 EFFECT OF TERMINATION. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral and the Real Property shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations on the date set
              -----------
forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

            3.5   EARLY TERMINATION BY BORROWER.  The provisions of Section
                                                                    -------
3.3 that allow termination of this Agreement by Borrower only on the Renewal
- ---
Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to three percent (3%) of the Maximum Revolving Amount if this Agreement is terminated by the Borrower on or before the first anniversary of the Closing Date; two percent (2%) of the Maximum Revolving Amount if this Agreement is terminated by the Borrower after the first anniversary date of the Closing Date but on or before the second anniversary date of the Closing Date and one-quarter of one percent (0.25%) of the Maximum Revolving Amount if this Agreement is terminated by the Borrower after the second anniversary date of the Closing Date but before the Renewal Date.

            3.6 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this
Section 3.6 shall be deemed included in the Obligations.
- -----------

      4.    CREATION OF SECURITY INTEREST.

            4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral or the Real Property.

            4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

            4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. On or before the Closing Date, Foothill, Borrower, and the Lockbox Banks shall enter into the Lockbox Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. At any time after an Event of Default, or if Foothill, in good faith, deems itself insecure, pursuant to the terms of this Agreement, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment

(including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower. The term "good faith" as used in this Section 4.3 shall have the meaning as set forth in Section 3103(a)(4) of the Code.

            4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and the Real Property, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

            4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on
                                  -----------
any of the documents described in Section 4.4; (b) at any time that an Event
                                  -----------
of Default has occurred and is continuing or Foothill, in good faith, deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession;
(e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower;
(f) at any time that an Event of Default has occurred and is continuing or Foothill, in good faith, deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated. The term "good faith" as used in this
Section 4.5 shall have the meaning as set forth in Section 3103(a)(4) of the Code.

            4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral or the Real Property in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral or the Real Property, provided, however, that absent an Event of Default, or the continuation of an Event of Default, or the occurrence of an event which upon the passage of time would be an Event of Default, any inspection by Foothill will not unreasonably interfere with Borrower's business operations or violate any confidentiality agreements or arrangements.

      5.    REPRESENTATIONS AND WARRANTIES.

            Borrower represents and warrants to Foothill as follows:

            5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

            5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

            5.3 ELIGIBLE INVENTORY. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

            5.4   LOCATION OF INVENTORY AND EQUIPMENT.  The Eligible
Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.15 or otherwise permitted by Section 6.15.
- -------------                           ------------

            5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

            5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 43-0618919.

            5.7 DUE ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral or the Real Property to Foothill. Borrower has no subsidiaries.

            5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

            5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) and matters arising after the
                     ------------
date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral or the Real Property.

            5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended in all material respects and subject to normal year end adjustments consistent with prior adjustments. There has not been a material adverse change in the financial condition of Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

            5.11 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

            5.12 EMPLOYEE BENEFITS. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur
(x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

            5.13 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment. Notwithstanding the foregoing, certain materials handled by Borrower may be Hazardous Materials, but all Hazardous Materials are handled or used by Borrower in accord with all applicable Environmental Laws.

            5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

      6.    AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

            6.1 ACCOUNTING SYSTEM. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

            6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction prior to an Event of Default, the invoices shall indicate on their face that all payments on the Account are to be made directly to the Lockbox Account, and, at Foothill's direction after an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill. In addition, from time to time, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill may request. In addition Borrower shall deliver to Foothill on a weekly and bi-weekly basis all documentation sufficient to allow Foothill to track Inventory of PDI and such other documentation delivered to Foothill, as Foothill deems necessary, to allow it to track inventory of KV.

            6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

            6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and
(b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver balance sheets and statement of income on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

            Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral, the Real Property, or the financial condition of Borrower.

            Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate
            --------------
signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower;
(ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

            Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions, provided, however, that Foothill shall first request that Borrower deliver such records and information to Foothill, and only upon the failure of Borrower to comply with such request shall Foothill request that such auditors and/or accountants supply such records to Foothill.

            6.5 TAX RETURNS. Borrower agrees to allow Foothill to examine copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

            6.6   INTENTIONALLY OMITTED.

            6.7 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying Borrower's cost, work in process, and finished goods, and further specifying such other information as Foothill may reasonably request.

            6.8 RETURNS. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this

Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. On a daily basis, Borrower shall notify Foothill of all returns and recoveries and of all disputes and claims.

            6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

            6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

            6.11  TAXES.  Subject to Borrower's right for a Permitted
Protest, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

            6.12  INSURANCE.

                  (a) Borrower, at its expense, shall keep the Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral and the Real Property, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                  (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

            6.13  FINANCIAL COVENANTS.  Borrower shall maintain:

                  (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one to one (1.0: 1.0), measured on a fiscal quarter-end basis; provided, however, that for all
                                        --------  -------
periods from and after March 31, 1996, such ratio shall be at least one and one-tenth to one (1.1: 1.0);

                  (b) Total Liabilities to Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than two and four-tenths to one (2.4: 1.0), measured on a fiscal quarter-end basis; provided, however, that from and after March 31, 1996,
                   --------  -------
such ratio shall be at least two and one-tenth to one (2.1: 1.0);

                  (c) Tangible Net Worth. Tangible Net Worth of at least Eight Million and No/100 Dollars ($8,000,000.00), measured on a fiscal quarter-end basis; provided, however, that from and after March 31, 1996,
                   --------  -------
such amount shall be at least Nine Million and No/100 Dollars ($9,000,000.00);

                  (d) Working Capital. Working Capital of not less than One Million and No/100 Dollars ($1,000,000.00), measured on a fiscal quarter-end basis; provided, however, that from and after March 31, 1996, such amount
       --------  -------
shall be at least Two Million and No/100 Dollars ($2,000,000.00).

            6.14 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

            6.15 LOCATION OF INVENTORY AND EQUIPMENT. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule
                                                                --------
6.15; provided, however, that Borrower may amend Schedule 6.15 so long
- ----  --------  -------                          -------------
as such amendment occurs by written notice to Foothill not less than thirty
(30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

            6.16 COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral and the Real Property to Foothill.

            6.17  EMPLOYEE BENEFITS.

            (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

            (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan;
(iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA;
(iv) all notices required to be sent
to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or
Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

            6.18 LEASES. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.
                                                        -----------

      7.    NEGATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

            7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                  (a) Indebtedness evidenced by this Agreement or the Term Note or the Capital Equipment Notes;

                  (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                  (c)   Indebtedness secured by Permitted Liens; and

                  (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or
                                            -----------
renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the

Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended,
(iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

            7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those
      --------------
assets or property that secured the original Indebtedness).

            7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

            7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

            7.5 CHANGE NAME. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

            7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

            7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

            7.8 PREPAYMENTS. Except in connection with a refinancing permitted by Section 7.1(d), prepay any Indebtedness owing to any third
             --------------
Person.

            7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

            7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, in excess of --------------------- Dollars ($----------) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of
- ------------------- Dollars ($----------).

            7.11 CONSIGNMENTS. Consign any Inventory or sell any Eligible Inventory on bill and hold, or sell any Inventory on bill and hold, except as is consistent with past practices, sale or return, sale on approval, or other conditional terms of sale.

            7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends in cash on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding, except for stock redemptions in connection with any employee stock option plans previously disclosed to Foothill, provided that said redemptions do not exceed one hundred thousand dollars ($100,000) in the aggregate in any fiscal year of Borrower.

            7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral and the Real Property or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

            7.14 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.

            7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

            7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

            7.17 COMPENSATION. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year, except for existing contractual obligations previously disclosed to Foothill and subsequent contractual obligations approved by Foothill which approval shall not be unreasonably withheld.

            7.18 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Old Lender; (b) to pay transactional costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

            7.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

      8.    EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

            8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations) provided, however, that if an overadvance would occur by Foothill charging any principal or interest to Borrower's account, then Borrower shall have an additional two (2) day period to make said payment;

            8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill, except that Borrower shall have five
(5) days to cure any breach or violation of the terms or conditions set forth in Sections 6.2, 6.3, 6.4, 6.5, 6.7, 6.9, 6.11, 6.15, 6.17, or 6.18;

            8.3 If there is a material impairment in Foothill's reasonable judgment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral or the Real Property;

            8.4 If any material portion of Borrower's properties or assets on a consolidated basis is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

            8.5   If an Insolvency Proceeding is commenced by Borrower;

            8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty
(60) calendar days of the date of the filing thereof; provided, however,
                                                      --------  -------
that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

            8.7 If Borrower is enjoined, restrained, or in any way prevented by court order or by action of the Food and Drug Administration or any other regulatory agency from continuing to conduct all or any material part of its business affairs;

            8.8 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof, or (b) if a notice of lien, levy or assessment is filed of record by any state, county, municipal, or governmental agency, which would in the aggregate exceed three hundred fifty thousand dollars ($350,000) in any fiscal year of the Borrower; provided, however, if a notice of lien, levy or
                      --------  -------
assessment is filed of record by any state, county, municipal, or governmental agency, which would in the aggregate be equal to or less than three hundred fifty thousand dollars ($350,000) in any fiscal year of the Borrower, Borrower hereby acknowledges and agrees that Foothill shall have the unrestricted right to reserve the amount of said lien, levy or assessment against the eligibility of Borrower for advances hereunder;

            8.9   If a judgment or other claim, which in the aggregate
exceeds three hundred fifty thousand dollars ($350,000) in any fiscal year of the Borrower, becomes a lien or encumbrance upon any material portion of Borrower's properties or assets; provided, however, if a judgment or other
                                 --------  -------
claim, which in the aggregate is equal to or less than three hundred fifty thousand dollars ($350,000) in any fiscal year of the Borrower, becomes a lien or encumbrance upon any portion of Borrower's properties or assets, Borrower hereby acknowledges and agrees that Foothill shall have the unrestricted right to reserve the amount of said lien or encumbrance against the eligibility of Borrower for advances hereunder;

            8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

            8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

            8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

            8.13 If the obligation of any guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

            8.14 If, with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA;
(vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan; (vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC.

            8.15 If, pursuant to REV.STAT.MO., Section 443.055(7) (1986) Borrower shall notify Foothill of Borrower's election to terminate the operation of the Mortgage as security for future advances or future obligations hereunder.


        9.  FOOTHILL'S RIGHTS AND REMEDIES.

            9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                  (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                  (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                  (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral or the Real Property and without affecting the Obligations;

                  (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases,

Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                  (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                  (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                  (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                  (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                  (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                  (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                  (k) Foothill shall give notice of the disposition of the Collateral as follows:

                        (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                        (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten
                                                    ----------
(10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                        (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                  (l) Foothill may credit bid and purchase at any public sale; and

                  (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

            9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

       10.  TAXES AND EXPENSES.

      Except for Permitted Protests as allowed pursuant to Section 6.11, if Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral or the Real Property, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with
                                  ------------
respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

       11.  WAIVERS; INDEMNIFICATION.

            11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

            11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

            11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except for any demands, claims, liabilities and losses suffered or incurred by Foothill because of its wilful misconduct or gross negligence. This provision shall survive the termination of this Agreement.

       12.  NOTICES.

            Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

      If to Borrower:   K-V PHARMACEUTICAL COMPANY
                        10888 Metro Court
                        Maryland Heights, Missouri  63043
                        Attn.:  Gerald R. Mitchell, Chief Financial Officer
                        Telefacsimile No. (314) 567-0704

      If to Foothill:   FOOTHILL CAPITAL CORPORATION
                        11111 Santa Monica Boulevard
                        Suite 1500
                        Los Angeles, California 90025-3333
                        Attn.:  Business Finance Division Manager
                        Telefacsimile No. (310) 479-2690

            The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section
                                                                   -------
12, other than notices by Foothill in connection with Sections 9504 or 9505
- --
of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

       13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

            THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. TO THE FULLEST EXTENT PERMITTED
                                ----------
BY LAW, AND AS SEPARATELY BARGAINED FOR CONSIDERATION TO FOOTHILL, THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH FOOTHILL ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE OBLIGATIONS, ANY OF THE LOAN DOCUMENTS OR FOOTHILL'S CONDUCT IN RESPECT OF ANY OF THE FOREGOING. TO EFFECTUATE THE FOREGOING, FOOTHILL IS HEREBY GRANTED AN IRREVOCABLE POWER OF ATTORNEY TO FILE, AS ATTORNEY-IN-FACT FOR THE BORROWER, A COPY OF THIS AGREEMENT IN ANY MISSOURI COURT PURSUANT TO MO.REV.STAT. 510.190 AND RULE 69.01, V.A.M.R. AND/OR ANY OTHER APPLICABLE LAW, AND THE COPY OF THIS AGREEMENT SO FILED SHALL CONCLUSIVELY BE DEEMED TO CONSTITUTE THE BORROWERS WAIVER OF TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE OBLIGATIONS, ANY OF THE LOAN DOCUMENTS OR CONDUCT IN RESPECT OF ANY OF THE FOREGOING. THE BORROWER HEREBY EXPRESSLY ACKNOWLEDGES THE INCLUSION OF THIS JURY TRIAL WAIVER THROUGH THE INITIALS OF THE AUTHORIZED
OFFICER OF THE BORROWER EXECUTING THIS AGREEMENT.      INITIAL GRM TM
                                                               -------

       14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

            All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

       15.  GENERAL PROVISIONS.

            15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

            15.2  SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or
         --------  -------
any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

            15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

            15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

            15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

            15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

            15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

            15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

            15.10 INCORPORATION. Each of the Term Note, the Capital Equipment Notes and the other Loan Documents is incorporated herein in full by this reference, provided, however, that if there is any inconsistency
                --------  -------
between this Agreement and such other Loan

Documents (as amended by this Agreement), such other Loan Documents shall govern, unless specifically stated to the contrary therein.

            15.11 ORAL AGREEMENTS NOT ENFORCEABLE. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (FOOTHILL) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.



                           [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed in Los Angeles, California on April 27, 1995.

                                    FOOTHILL CAPITAL CORPORATION,
                                    a California corporation



                                    By  /s/ Tricia McLoughlin
                                      -------------------------------
                                    Title:  Vice President
                                          ------------------------------


                                    K-V PHARMACEUTICAL COMPANY,
                                    a Delaware corporation



                                    By  /s/ Gerald R. Mitchell
                                      -------------------------------
                                    Title:  Vice President
                                          ------------------------------


                                    PARTICLE DYNAMICS, INC.
                                    a New York corporation



                                    By  /s/ Gerald R. Mitchell
                                      -------------------------------
                                    Title:  Vice President
                                          ------------------------------


                                    ETHEX CORPORATION
                                    a Missouri corporation



                                    By  /s/ Gerald R. Mitchell
                                      -------------------------------
                                    Title:  Vice President
                                          ------------------------------